Exhibit 99.1

221 East Hickory Street
Mankato, MN 56001

For Immediate Release

Contact:	Paul Bertino
HickoryTech
507-387-1889
paul.bertino@hickorytech.com

HickoryTech Digital TV Service Coming to City of Mankato

Over 12,000 new households eligible for triple play service

MANKATO, Minn. — Oct. 24, 2006 — HickoryTech Corporation (Nasdaq: HTCO) announced it will provide Digital TV services to the residents of Mankato. The Mankato City Council unanimously approved HickoryTech’s cable television franchise agreement on Oct. 23, 2006.  HickoryTech intends to offer its Digital TV service to the community in the spring of 2007.

Mankato is the 11th city and the largest community to date to be served by HickoryTech with its three-service offering which includes Digital TV, high-speed DSL, local telephone and long-distance.  Mankato is located 100 miles south of the Twin Cities and includes more than 12,000 households. HickoryTech provides Digital TV service to the cities of Eagle Lake, Ellendale, Faribault, Lake Crystal, New Richland, St. Peter, St. Clair, and Waseca.  In addition, HickoryTech will provide Digital TV to Janesville and North Mankato in the spring of 2007.

John Brady, Mankato mayor said, “I think it’s very positive to have a local company managing the franchise; there is more potential for it to be community serving.”

Jack Considine, Mankato city councilman added, “It’s good that we are able to bring competition into the marketplace.  The citizens of Mankato will surely benefit.  HickoryTech is very excited about the recently signed franchise agreement with the City of Mankato.  The community has shown a great deal of support while working through the process.  Our competitive TV service features exceptional digital picture quality and reflects HickoryTech’s commitment to bring value to our home community of Mankato,” said Damon Dutz, president of HickoryTech’s Consumer Solutions Division.

Brian Grogan, a partner with the Minneapolis law firm of Moss & Barnett representing the City of Mankato, advised the city during the process. “The process was smooth; both parties negotiated well and the end result was a successful conclusion.”  In addition Grogan added, “ Nationwide, municipalities, which have two or more wired cable operators, generally experience improved service offerings and lower pricing.  The consumer ultimately wins when that occurs.”

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HickoryTech offers more than 200 channels in five package options that allow customers to select additional channels of their choice for personalized service.  Residents can subscribe to HickoryTech’s Digital TV as a stand-alone service or as part of a bundle including Digital TV, high-speed DSL, local telephone, and long distance all from one local company on a single bill.

HickoryTech’s Digital TV service offers a crystal-clear image and premium tier channel options including: Hispanic and sports, pay-per-view and commercial-free music programming.

HickoryTech offers Digital TV delivered with high-speed Internet over an advanced fiber network.  The signal is transported over existing infrastructure. The service has the ability to display caller ID information directly on the TV screen.

HickoryTech will discuss its Digital TV expansion in its upcoming third quarter earnings conference call on Wed., Nov. 7th at 8 a.m. CST.  Information regarding the call can be obtained at the company’s web site at www.HickoryTech.com.

About HickoryTech:

HickoryTech Corporation is a diversified communications company headquartered in Mankato, Minn., with approximately 480 employees in Minnesota and Iowa. In its 109th year of operation, HickoryTech offers a full array of telecommunications products and services to business and residential customers. The Telecom Sector offers local voice, long distance, Internet, Broadband services, Digital TV, and IP networking. The Enterprise Solutions Sector provides IP Telephony, call center management, and data network solutions. Enventis Telecom provides IP-based voice and data services and network solutions on a state wide SONET-based network. The Information Solutions Sector develops telecom and carrier access billing solutions. To learn more about HickoryTech Corporation, visit the company’s Web site at www.HickoryTech.com or call 1-866-HICKORY.

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